1. Name and Address of Reporting Person
   Diefenderfer III, William M.
   11600 Sallie Mae Drive
   Reston, VA 20193
2. Issuer Name and Ticker or Trading Symbol
   SLM Corporation (SLM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/22/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    01/22/2003 01/22/2003 M         11174       A   $43.3125                  D
Common Stock                    01/22/2003 01/22/2003 S         -7808       D   $109.0000  13156          D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $43.3125 01/22/2 01/22/2 M               11174            05/20/2009 Common  11174    $43.3125   15996   D
Option               003     003                                                 Stock
(Right to
buy)
Stock       $106.8   01/22/2 01/22/2 A         4440        01/22/2004 05/20/2009 Common  4440     $106.8000  4440    D
Option               003     003                                                 Stock
(Right to
buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Mary F. Eure (POA)

DATE
01/23/2003